EXHIBIT 16.1
January  22,  2002



Securities  and  Exchange  Commission
Washington,  D.C.  20549

Ladies  and  Gentlemen:

We were previously principal accountants for American Homestar Corporation and, under the date of October 11, 2000, we reported on the consolidated financial statements of American Homestar Corporation as of and for the years ended June 30, 2000 and May 31, 1999 and the one month ended June 30, 1999. On January 21, 2002, our appointment as principal accountants was terminated. We have read American Homestar Corporation's statements included under Item 4 of their Form 8-K dated January 21 2002 and we agree with such statements, except that we are not in a position to agree or disagree with American Homestar Corporation's statements that the change in auditors was recommended by the Company's audit committee or approved by the board of directors. We also are not in a position to agree or disagree with the Company's statements regarding Bankruptcy Court matters and plans of reorganization

Very  truly  yours,

/s/  KPMG  LLP